UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TURBINE TRUCK ENGINES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-109118	59-3691650
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11120 NE 2nd Street, Suite 200, Bellevue, WA 98004

(Address of principal executive offices)

(206) 617-9797

(Registrant’s Telephone Number, Including Area Code)

2015 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Copies to:
Christopher David, President	Kimberly L. Rudge, Esq.
Turbine Truck Engines, Inc.	Kimberly L. Rudge, P.A.
Bellevue, WA 98004	4654 SR 64 East, #133
206-617-9797	Bradenton, FL 34208
(Name, address & phone # of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer, large accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)

Common Stock, $.001 par value	5,000,000	$0.08	$400,000	$46.48

_______________

(1)

In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)

Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on September 1, 2015.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

(a)	General Plan Information.

(1)	The name of the registrant is Turbine Truck Engines, Inc. (the “Registrant”). The title of the plan is the “2015 Incentive Compensation Plan” (the “Plan”).

(2)

Under the Plan, the Plan administrators may grant shares to any person employed by the Registrant either as an employee, officer, director or independent consultant or other person who provide services to the Company, provided that no person can be granted shares under the plan for services related to capital raising or promotional activities.

(3)	The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(4)

Additional information regarding the Plan and its administrators can be obtained by contacting the Registrant: Attn: Christopher David, President, 11120 NE 2nd St., Suite 200, Bellevue, WA 98004. Phone: (206) 617-9797.

(b)	Securities to Be Registered

(1)	Pursuant to the Plan, the total number of shares reserved and available for delivery under the Plan is 5,000,000 of which Zero are currently issued.

(c)	Employees Who May Participate in the Plan

At the discretion of the Board, employees and consultants of the Registrant may be granted Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, or Shares under the Plan, as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-based Award or Performance Award. The Board may impose on any award, such additional terms and conditions, not inconsistent with the Plan, as the Board may determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous service and terms permitting a Participant to make elections relating to his or her Award.

(d)

Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

Securities registered under the Plan are not available for purchase by Employees. These securities are to be awarded under the Plan and only at the discretion of the Board.

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(e)	Resale Restrictions There are no restrictions on resale upon the purchasers of the Stock from the employees or the consultants, unless contained in the written Award itself.

(f)	Tax Effects of Plan Participation The Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code.

(g)	Investment of Funds Not Applicable

(h)

Withdrawal from the Plan; Assignment of Interest

No Award or other interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability other than by will or by the laws of descent and distribution. Awards other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith, may be transferred to one or more beneficiaries to the extent such transfers are permitted by the Board pursuant to the express terms of an Award Agreement.

(i)	Forfeitures and Penalties Not Applicable

(j)	Charges and Deductions and Liens Therefor Not Applicable

Item 2. Registrant Information and Employee Plan Annual Information

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and all reports filed with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 subsequent to December 31, 2014 are incorporated by reference into this Prospectus. Copies of these documents are available to any eligible employee and/or consultant, without charge, upon written or oral request made to the President, Turbine Truck Engines, Inc., 11120 NE 2nd Street, Suite 200, Bellevue, WA 98004. Our telephone number is (206) 617-9797.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the Securities and Exchange Commission on March 27, 2015.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, which was filed with the Securities and Exchange Commission on May 1, 2015, and all amendments thereto.

(c)	The Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2015, which was filed with the Securities and Exchange Commission on July 31, 2015, and all amendments thereto.

(d)

All other reports which may be filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) immediately above.

(e)

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The class of securities to be offered hereby is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company’s authorized capitalization is 499,000,000 shares of common stock, par value $.001 and 1,000,000 shares of preferred stock, par value $.001. Holders of the Company’s common stock are entitled to one vote per share on matters submitted to vote at any meeting of shareholders. Shares of common stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members of the board of directors. The Company’s board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the Company of its shareholders and would dilute the book value of the common stock.

Shareholders have no preemptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

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Item 5. Interests of Named Experts and Counsel

The law office of Kimberly L. Rudge, P.A. and Kimberly L. Rudge, Esq. has rendered legal services and prepared this Form S-8.

Warren Averett, LLC consents to the incorporation by reference of their report on the audited financial statements contained in the Form 10-K filed for the year ended December 31, 2014.

Item 6. Indemnification of Directors and Officers

We shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Nevada, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on behalf of the Registrant to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

To the extent permitted under Nevada statutes, the Registrant may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person’s current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit	Description

5.1	Opinion of Kimberly L. Rudge, P.A.

10.1	2015 Incentive Compensation Plan

23.1	Consent of Warren Averett, LLC

23.2	Consent of Kimberly L. Rudge, P.A. (see Exhibit 5.1)

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Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time to shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering

(4)

For determining any liability under the Securities Act, treat information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time Commission declared it effective.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington on September 8th, 2015.

Turbine Truck Engines, Inc.

By:	/s/ Christopher David
Christopher David
President/Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Date: September 8, 2015	By:	/s/ Enzo Cirillo
Enzo Cirillo
Principal Executive Officer and Principal Financial Officer, Director

Date: September 8, 2015	By:	/s/ Judith Norstrud
Judith Norstrud
Principal Accounting Officer

Date: September 8, 2015	By:	/s/ Christopher David
Christopher David
Pres, Secretary, Treasurer and Director

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